                                                                    EXHIBIT 99.1

FOR IMMEDIATELY RELEASE                 Contact:  James M. Greenwood
-----------------------                           Senior Vice President and
                                                   Chief Financial Officer
                                                  (972) 484-2t00

          OCCUSYSTEMS REPORTS 54% INCREASE IN SECOND QUARTER EARNINGS

DALLAS, Texas (July 22, 1997) - Occusystems, Inc. (Nasdaq/NM:OSYS) today announced continued strong growth in net revenues and earnings for the second quarter and first half of 1997. The Company's results for the periods were fueled by higher same-market revenues and margins as well as the addition of new centers during the past year.

     Net revenues for the second quarter rose 22% to $52,665,000 from $43,246,000 in the second quarter of 1996. Net income increased 54% to $5,025,000 or $.23 per share compared with $3,266,000 or $.15 per share in the year-earlier period.

     Net revenues for the first half of 1997 rose 21% to $99,048,000 from $81,577,000 in the year-earlier period. Net income for the first six months of the year increased 77% to $8,038,000 compared with $4,541,000 last year. On a per share basis, earnings increased 64% to $.36 versus $.22 last year.

     The Company's second quarter and first half 1996 results have been restated to reflect pooling of interest transactions completed during the past year. Net revenues and earnings per share for the second quarter of 1997, before restatement, increased 38% and 35%, respectively; net revenues and earnings per share for the first half of 1997, before restatement, increased 37% and 44%, respectively.

     "We are pleased with the ongoing momentum we have seen in same center performance," commented John K. Carlyle, Chairman and Chief Executive Officer. "Same-market revenues increased 11.0% in the second quarter - at the high end of our target range of 8% to 12%. Growth in patient visits contributed approximately two-thirds or 7.1% of the total gain. We achieved similar growth for the first half of the year as same-market revenues increased 10.5% on 6.5% higher patient visits. Higher revenue per visit, which increased 3.8% to $73.78 in the first six months of 1997, accounted for the balance of our improvement in same-market revenues." Carlyle noted that center operating margins on a same-market basis increased to 27.2% in the second quarter versus 26.3% in the same period last year. For the first half of 1997, same-market center operating margins increased to 25.1% from 23.2% in the year-earlier period.


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

OSYS Reports Second Quarter Results
Page 2
July 22, 1997

     "The Company's acquisition, development and joint venture program also has contributed significantly to our growth in the first half of 1997," Carlyle continued. "Over the past year we have added 37 centers to our network, expanding our presence to eight new markets and increasing by 66 the number of physicians affiliated with OccuSystems."

     Carlyle also announced that OccuSystems recently has completed two acquisitions that will add strategic capabilities to the Company's product offering. The first involved the acquisition of EnviroCare Health Services, an Edison, New Jersey-based occupational medicine clinic that specializes in non-injury and worksite environmental services. Located in the Raritan Center, the largest industrial park in the state with 350 employers and a workforce of 13,500 people, EnviroCare will complement the Company's presence in the Newark area and will expand its capabilities in on-site environmental consulting. OccuSystems also has acquired Hillman & Associates, Inc., an occupational healthcare consulting company specializing in feasibility studies, program assessments and start-up programs for hospitals. Headed by Kathleen Hillman, Hillman & Associates is expected to aid in the development of new hospital joint ventures and the identification of management service opportunities through existing hospital relationships. Terms of the acquisitions were not disclosed.

     As announced in April 1997, OccuSystems and CRA Managed Care have agreed to a merger that will form the nation's first fully integrated managed care company focused on workers' compensation cost containment. The new company created by this merger, Concentra/R/ Managed Care, Inc., will provide preventive services, first report of injury, primary care, specialist networks, specialized cost containment services, and field case management for worker's compensation as well as for the disability and automobile injury markets. In the intervening period since the merger's announcement, the companies have made significant progress in implementing certain activities, such as joint product marketing on both a local and national basis, to achieve the operating synergies envisioned by the merger. The companies note that in May the Federal Trade Commission granted an early termination to the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and that proxy materials related to the merger are expected to be mailed to shareholders during the week of July 28, 1997. Special meetings of stockholders will be scheduled for late August, and the merger is expected to close immediately thereafter subject to the approval by the stockholders of both companies and the satisfaction of other customary conditions.

     Statements contained in this news release that are not based on historical facts are forward-looking statements, subject to uncertainties and risks, including, but not limited to, the demand for the Company's products and services, economic and competitive conditions, the availability of appropriate acquisition candidates, access to borrowed or equity capital on favorable terms, and other risks detailed in the Company's Securities and Exchange Commission filings.

                                    -MORE-

OSYS Reports Second Quarter Results
Page 3
July 22, 1997

     OccuSystems is the nation's largest physician practice management company focusing on occupational healthcare. OccuSystems provides the management, facilities, administrative and technical support, case management, physical therapy services and other ancillary services necessary to establish and maintain a fully integrated network of occupational healthcare providers. OccuSystems currently manages the practices of 216 physicians in the Company's 120 occupational healthcare centers located in 32 markets in 16 states.


                               OCCUSYSTEMS, INC.
                        UNAUDITED FINANCIAL HIGHLIGHTS
                   (In thousands, except per share amounts)

                                    THREE MONTHS ENDED     SIX MONTHS ENDED
                                         JUNE 30,              JUNE 30,
                                    -------------------   ------------------
                                     1997        1996      1997       1996
                                    -------     -------   -------    -------
Net revenues                        $52,665     $43,246   $99,048    $81,577

Earning before interest, taxes,
 depreciation and amortization      $11,471     $ 7,369   $19,345    $11,589

Net income                          $ 5,025     $ 3,266   $ 8,038    $ 4,541

Net income per share                $   .23     $   .15   $   .36    $   .22

Weighted average shares
 outstanding                         22,326      22,081     22,321    21,871


Note: 1996 results have been restated for pooling of interest transactions.



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